Exhibit 23.1

Ernst & Young LLP Ernst & Young Tower 100 Adelaide Street West, PO Box 1 Toronto, ON M5H 0B3	Tel: +1 416 864 1234 Fax: +1 416 864 1174 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Algonquin Power & Utilities Corp. for the registration of 5,003,581 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2017 with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. and the effectiveness of internal control over financial reporting of Algonquin Power & Utilities Corp. included in the Annual Report (Form 40-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario
August 18, 2017